UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement	[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12 American Woodmark

American Woodmark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

[LOGO OF AMERICAN WOODMARK]

     3102 Shawnee Drive
Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

     The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Hampton Inn at 1204 Berryville Avenue, Winchester, Virginia, on Thursday, August 30, 2001 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect nine directors to serve for the ensuing year;

2.	To ratify the selection by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending April 30, 2002;

3.	To consider and vote upon a proposal to reapprove the Shareholder Value Plan for Employees; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record of shares of the Company’s common stock at the close of business on July 2, 2001 will be entitled to vote at the Annual Meeting or any adjournments thereof.

     Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors KENT B. GUICHARD Secretary

July 18, 2001

AMERICAN WOODMARK CORPORATION
     3102 Shawnee Drive
Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

     This Proxy Statement, mailed to shareholders on or about July 18, 2001, is furnished in connection with the solicitation by American Woodmark Corporation (the “Company”) of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on August 30, 2001, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2001 is being mailed to you with this Proxy Statement.

     In addition to the solicitation of proxies by mail, the Company's officers and other employees, without additional compensation, may solicit proxies by telephone, telegraph and personal interview. The Company will bear the cost of all solicitation.

     On July 2, 2001, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 8,095,139 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder thereof to one vote.

     Any shareholder that provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy, by duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares or, by attending the Annual Meeting and voting in person.

     Votes will be tabulated by one or more inspectors of election. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the ratification of Ernst & Young LLP as independent certified public accountants of the Company and for reapproval of the Shareholder Value Plan for Employees for fiscal year 2002, unless otherwise specified by the shareholder.

     A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

     The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

ITEM 1 - ELECTION OF DIRECTORS

     A Board of nine directors of the Company is to be elected at the Annual Meeting to serve as directors until the next Annual Meeting of Shareholders and until their successors have been elected. Each of the nominees listed below is presently a director of the Company and was elected by shareholders at the last Annual Meeting for a term expiring at the 2001 Annual Meeting. Other nominations may be made by shareholders from the floor at the Annual Meeting.

     Although the Company anticipates that all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

NOMINEES

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since

William F. Brandt, Jr.	55	Company Chairman and Executive Officer from	1980
		1996 to present

Daniel T. Carroll	75	Chairman from 1995 to present of the Carroll Group,	1986
		Inc. (a management consulting firm); Director, Aon
		Corporation, A.M. Castle & Co., Comshare, Inc.,
		Wolverine World Wide, Inc., Woodhead Industries,
		Inc., Oshkosh Truck Corp. and Diversa Corporation

C. Anthony Wainwright	67	Vice Chairman from 1997 to present of McKinney &	1987
		Silver (an advertising agency); Chairman from 1995
		to 1997 of Harris, Drury, Cohen, Inc. (an advertising
		agency); Director, Del Webb Corp., Marketing
		Services Group, Audio Visual Services Corp., and
		Danka Business Systems, PLC.

James J. Gosa	54	Company President and Chief Executive Officer	1995
		from 1996 to present

Martha M. Dally	50	Executive Vice President, Personal Products from	1995
		1994 to present of Sara Lee Corporation (a
		manufacturer and marketer of consumer products)

Fred S. Grunewald	50	Operating Partner, Kier Group Holding, LLC from	1997
		2001 to present; Chairman, President and Chief
		Executive Officer from 1998 to 2000 of Reliant
		Building Products, Inc. (a manufacturer and
		distributor of vinyl and aluminum windows);
		President and Chief Operating Officer from 1996 to
		1998 of Overhead Door Corporation (a
		manufacturing company); Director, Home Fragrance
		Holdings and House of Lloyd Management, LLC

Kent B. Guichard	45	Company Senior Vice President and Chief Financial	1997
		Officer from 1999 to present; Company Vice
		President and Chief Financial Officer from 1993 to
		1999; Corporate Secretary from 1997 to present

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since

Albert L. Prillaman	55	Chairman, Chief Executive Officer and President of	1999
		Stanley Furniture Company, Inc. (a manufacturing
		company) from 1988 to present; Director, Stanley
		Furniture Company, Inc.

Kent J. Hussey	55	President and Chief Operating Officer from 1998 to	1999
		present, and Executive Vice President of Finance and
		Administration and Chief Financial Officer from
		1996 to 1998 of Rayovac Corporation (a
		manufacturing company); Director, Rayovac
		Corporation

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth information regarding shares of common stock beneficially owned as of July 2, 2001 by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each director and director nominee of the Company, (iii) each named executive officer (as identified in the Compensation of Executive Officers section of this proxy statement under the heading “Summary Compensation Table”), and (iv) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholders name. The addresses of the shareholder’s listed below who own more than five percent of the outstanding shares of common stock are: Mr. William F. Brandt, Jr., 3102 Shawnee Drive, Winchester, Virginia 22601; Ms. Mary Jo Stout, PO Box 60, Mayville, MI 48744; Systematic Financial Management, L.P. (“SFM”) 300 Frank W. Burr Boulevard, Teaneck, NJ 07666 and Paradigm Capital Management, 9 Elk Street, Albany, NY 12207.

Name	Number of shares Beneficially Owned	Aggregate Percent of Class

William F. Brandt, Jr. (1)	2,236,130	27.6%
Mary Jo Stout (2)	829,036	10.2%
Systematic Financial Management (3)	708,823	8.7%
Paradigm Capital Management (4)	601,100	7.4%
David L. Blount (5)	195,158	2.4%
James J. Gosa (6)	193,337	2.4%
Kent B. Guichard (7)	61,567	*
Ian J. Sole (8)	55,127	*
Daniel T. Carroll (9)	13,700	*
Martha M. Dally (10)	5,000	*
Albert L. Prillaman (11)	4,000	*
Fred S. Grunewald (12)	3,800	*
Kent J. Hussey (13)	3,500	*
C. Anthony Wainwright (14)	3,000	*

All directors and executive officers as a group (thirteen persons) (15)	2,787,453	34.4%

*Indicates less than 1%.

(1)	Includes 193,600 shares held by Mr. Brandt as trustee for the benefit of his children, 24,994 shares by the Brandt Family Foundation to which Mr. Brandt has shared voting power and dispositive power, and stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Brandt for 89,000 shares. Excludes 54,952 shares held by Mr. Brandt's wife as trustee for the benefit of their children. Mr. Brandt disclaims beneficial ownership of such shares.

(2)	Includes 14,000 shares held by Ms. Stout as trustee for the benefit of her children, 120,032 shares held by her brother as trustee for the benefit of Ms. Stout, and 6,625 shares by the Holcomb Family Foundation.

(3)	The beneficial ownership information for Systematic Financial Management is based upon the Schedule 13G/A filed with the SEC on March 21, 2001. The Schedule 13G/A indicates that Systematic Financial Management has shared voting power with respect to 708,823 shares and sole dispositive power with respect to 708,823 shares.

(4)	The beneficial ownership information for Paradigm Capital Management is based upon the Schedule 13G/A filed with the SEC on January 31, 2001. The Schedule 13G/A indicates that Paradigm Capital Management has shared voting power with respect to 31,000 shares and sole dispositive power with respect to 601,100 shares.

(5)	Includes 8,423 shares held by the Windcrest Foundation, Inc., stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Blount for 67,000 shares and 9,000 shares owned by spouse.

(6)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Gosa for 154,667 shares.

(7)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Guichard for 49,000 shares.

(8)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Sole for 55,000 shares.

(9)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Carroll for 3,000 shares.

(10)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Ms. Dally for 2,000 shares.

(11)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Prillaman for 1,000 shares.

(12)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Grunewald for 2,000 shares.

(13)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Hussey for 1,000 shares.

(14)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter by Mr. Wainwright for 2,667 shares.

(15)	Includes stock options exercisable on July 2, 2001 or within 60 days thereafter for an aggregate of 436,434 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (including common stock), to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

     There were no known failures of any officer, director or greater than ten percent shareholder to file in a timely manner the required reports. In making this statement, the Company has relied on its review copies of Forms 3, 4, and 5 received by the Company indicating that such persons have filed with the SEC and on written representations from certain reporting persons that no Form 5’s were required to be filed by those persons.

CERTAIN INFORMATION CONCERNING THE
BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held four regular meetings during the fiscal year ended April 30, 2001. During fiscal year 2001 all of the Board members attended at least 75% of the total number of Board meetings and meetings of all committees of the Board held during periods during which they were members of the Board or such committees.

Board and Committee Meetings

     The Board of Directors has a Compensation Committee, an Audit Committee and a Governance Committee. The Compensation Committee is composed of Ms. Dally, Mr. Wainwright and Mr. Prillaman. Ms. Dally serves as Chairperson of the Compensation Committee. The Compensation Committee determines awards under and administers the Company’s 1996 and 1999 Stock Option Plans for Employees and the Company’s Shareholder Value Plan for Employees. The Committee also reviews the compensation of executive officers of the Company. The Compensation Committee met three times during fiscal year 2001.

     The Audit Committee is composed of Mr. Carroll, Mr. Grunewald and Mr. Hussey. Mr. Carroll serves as the Chairperson of the Audit Committee. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company’s independent auditors, the scope of both internal and independent audit procedures, the nature of services to be performed by the independent auditors and the Company’s accounting practices. The Audit Committee met four times during fiscal year 2001.

     The Governance Committee is composed of Mr. Brandt, Mr. Carroll and Mr. Grunewald. Mr. Brandt serves as Chairperson of the Governance Committee. The Governance Committee is responsible for the recruiting and nominating of new directors, appointing committees and chairs, reviewing the performance of each director a minimum of once every three years, reviewing the performance of the Board and exploring ways to improve the effectiveness of the Board. The Governance Committee met three times during fiscal year 2001. Shareholders may recommend nominations from the floor at the Annual Meeting.

Report of the Audit Committee

     The Audit Committee is comprised of independent directors as defined by Rule 4200 (a)(15) of the listing standards of the National Association of Securities Dealers. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A copy of the Audit Committee’s charter was included as an appendix to the Company’s Proxy Statement for the 2000 Annual Meeting of Shareholders.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal year 2001.

     The aggregate fees billed by the principal auditors (Ernst & Young LLP) for professional services rendered for the fiscal year ended April 30, 2001 are as follows:

Fees of Accountants

Audit Fees	$195,000
All Other Fees	$ 27,305 ¹

¹Consists primarily of fees for tax matters and employee benefit financial statement audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Daniel T. Carroll, Chairperson
Fred S. Grunewald
Kent J. Hussey

June 19, 2001

Compensation of the Board

     Non-employee directors receive an annual retainer of $15,000, a $1,000 fee for attendance at each Board meeting and a $500 fee for attendance at each committee meeting. Directors who are also employees of the Company do not receive any additional compensation for their membership on the Board. The Company bears the cost of all travel expenses associated with each director’s performance of his or her responsibilities.

     In August 2000 shareholders approved the 2000 Non-Employee Directors Stock Option Plan (the “2000 Directors Plan”). The 2000 Directors Plan replaces the 1995 Non-Employee Directors Stock Option Plan which expired August 31, 1999. Each non-employee director automatically receives upon his or her initial election to the

Board an option to acquire 1,000 shares of common stock under the Company’s 2000 Directors Plan. Each year thereafter, eligible directors are automatically granted an option to acquire an additional 1,000 shares of common stock. The exercise price for each option granted under the 2000 Directors Plan is 100% of the fair market value of common stock on the date of the grant. Options granted under the 2000 Directors Plan have a term of four years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant. During the last fiscal year, Messrs. Carroll, Wainwright, Grunewald, Hussey and Prillaman and Ms. Dally were each granted options to purchase 1,000 shares at an exercise price of $23.25 per share.

     Each non-employee director is also eligible to participate in the Company's Shareholder Value Plan for Non-Employee Directors. The plan authorizes the Compensation Committee to grant “award units” to non-employee directors. Each unit awarded under the plan permits its holder to receive a cash payment if the Company's total shareholder return for a three-year performance period, when expressed as a percentage and compared with the total shareholder return for an index (the “Index”) for that period, falls within a ranking scale between the 50th percentile and the 90th percentile of the companies in the Index. The Index applicable to each award is determined by the Compensation Committee and may be the S&P Home Furnishings and Appliance Index, the Russell 2000 Index or any other similar nationally recognized index which the Compensation Committee determines constitutes a group of companies comparable with the Company. Total shareholder return is defined as the increase in the average trading price of a share of common stock during the month in which the three-year performance period ends, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period.

     The Compensation Committee granted three award units to each of Messrs. Carroll, Wainwright, Grunewald, Hussey and Prillaman and Ms. Dally for a performance period beginning on September 1, 2000 and ending on August 31, 2003. The Compensation Committee assigned a value of $500 for each award unit if the Company’s total shareholder return is at the 50th percentile ranking, a value of $3,000 if total shareholder return is at or greater than the 90th percentile ranking and intermediate values for rankings between the 50th and 90th percentiles. Therefore, if the Company's total shareholder return for the performance period described above equals the 50th percentile of total shareholder return for the Index, the non-employee director will receive a payment of $1,500 (3 X $500) for the three-year performance period. If the Company's percentile ranking is 91, the participant will receive a payment of $9,000 (3 X $3,000). If the Company’s percentile ranking is less than 50, no amount will be paid to the non-employee director.

     Before any payment may be made, the Compensation Committee must certify that the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes the certification.

     Payments under the Plan are made as soon as administratively practicable following the last day of the performance period. No payment will be made to a non-employee director if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability or a change of control or liquidation of the Company. If the non-employee director ceases to be a director because of the occurrence of one of the preceding events, the non-employee director will receive a prorated payment.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth the compensation for the Company's named executive officers for the Company’s last three completed fiscal years. The named executive officers consist of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of April 30, 2001.

			Annual Compensation			Long-Term	Compensation
						Awards	Payouts
Name & Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options (#)	LTIP Payouts (2)	All Other Compensation
James J. Gosa	2001	$400,580	$272,800	$6,866	(1)	35,000	$67,850	61,234	(3)
President & Chief	2000	380,962	53,240	6,079		35,000	85,020	49,704
Executive Officer	1999	365,975	379,500	20,920		21,000	135,000	49,616

Kent B. Guichard	2001	229,099	144,832	-		10,000	32,200	22,547	(4)
Sr. Vice President,	2000	212,630	26,665	-		10,000	39,240	18,152
Finance & Chief	1999	194,000	198,000	20,920		10,000	72,000	18,051
Financial Officer

David L. Blount	2001	216,011	135,873	-		10,000	31,050	34,663	(5)
Sr. Vice President,	2000	203,359	25,254	-		10,000	42,510	29,391
Manufacturing	1999	189,881	193,250	18,934		10,000	78,000	29,419

Ian J. Sole	2001	209,007	133,610	2,447	(6)	10,000	28,750	30,847	(7)
Sr. Vice President,	2000	189,195	23,706	-		10,000	39,240	1,247
Sales & Marketing	1999	172,962	176,500	-		20,000	-	670

William F. Brandt, Jr.	2001	204,502	91,258	2,815	(8)	7,000	37,950	3,936	(9)
Chairman and	2000	200,000	26,620	-		7,000	52,320	3,247
Executive Officer	1999	200,000	220,000	-		12,000	-	2,990

(1)	The amounts disclosed for the 2001 fiscal year represent Company-paid spousal travel expenses for Mr. Gosa.

(2)	Amount paid in connection with award units granted to the named executive officer in 1998 under the Shareholder Value Plan for Employees.

(3)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $6,830; and Company contributions credited under the Pension Restoration Plan of $54,404.

(4)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $4,378; and Company contributions credited under the Pension Restoration Plan of $18,169.

(5)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $3,452; and Company contributions credited under the Pension Restoration Plan of $31,211.

(6)	The amounts disclosed for the 2001 fiscal year represent Company-paid spousal travel for Mr. Sole.

(7)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $1,867 and relocation expenses of $28,980.

(8)	The amounts disclosed for the 2001 fiscal year represent Company-paid spousal travel expenses for Mr. Brandt.

(9)	Consists of Company contributions to the Investment Savings Stock Ownership Plan of $3,936.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning options granted to the Company's named executive officers under the 1999 Stock Option Plan during the fiscal year that ended on April 30, 2001.

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
		Individual Grants (1)			For Option Term (2)

	Number of Securities Underlying Options Granted	Percent ofTotal Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration
Name	(#)	(%)	($/Share)	Date	5% ($)	10% ($)

James J. Gosa	35,000	13.1%	$18.56	5/24/10	$478,100	$1,211,700
James J. Gosa	65,000	24.3	21.72	8/24/10	758,550	1,922,700
Kent B. Guichard	10,000	3.7	18.56	5/24/10	136,600	346,200
Kent B. Guichard	15,000	5.6	21.72	8/24/10	175,050	443,700
David L. Blount	10,000	3.7	18.56	5/24/10	136,600	346,200
David L. Blount	15,000	5.6	21.72	8/24/10	175,050	443,700
Ian J. Sole	10,000	3.7	18.56	5/24/10	136,600	346,200
Ian J. Sole	15,000	5.6	21.72	8/24/10	175,050	443,700
William F. Brandt, Jr.	7,000	2.6	18.56	5/24/10	95,620	242,340

(1)	The exercise price of each option is 100% of the fair market value of the common stock on the date of the option grant. Options are exercisable at a rate of 33.33% per year beginning on the first anniversary of the date on which the options were granted. The options must be exercised within ten years from the date of grant, at which time the options expire. If the employee’s employment is terminated for any reason other than death or disability, the employee has three months to exercise that portion of the option that was exercisable as of the date his or her termination of employment.

(2)	Potential realizable value is calculated using a Black-Scholes model with an expected volatility of 0.475, expected dividend yield of 0.80%, expected life in years of 6.0, and an assumed risk-free rate of return of 5.50%.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

     The following table summarizes stock options exercised during the fiscal year ended April 30, 2001 and presents the values of unexercised options held by the Company’s named executive officers at the end of that fiscal year.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the-Money Options At FY-End ($) Exercisable / Unexercisable

James J. Gosa	-	-	102,666	/	$ 1,237,236	/
			130,334		680,600

Kent B. Guichard	-	-	30,700	/	303,340	/
			38,300		174,100

David L. Blount	-	-	52,000	/	669,963	/
			35,000		85,500

Ian J. Sole	-	-	36,667	/	169,600	/
			38,333		174,100

William F. Brandt, Jr.	-	-	80,334	/	983,925	/
			15,667		62,020

Long-Term Incentive Plan - Awards in Last Fiscal Year

     The following table sets forth information concerning long-term incentives granted to the Company’s named executive officers under the Shareholder Value Plan for Employees (the “Shareholder Value Plan”) during the fiscal year ended April 30, 2001.

	Number of Shareholder Value Plan		Estimated Future Payouts Under Non-Stock
	(SVP) Units	Performance or Other	Price-Based Plans
	Awarded in	Period Until Maturation
Name	Fiscal Year	or Payout	Threshold	Target	Maximum

James J. Gosa	100	5/1/00 to 4/30/03	$50,000	$100,000	$300,000
Kent B. Guichard	44	5/1/00 to 4/30/03	22,000	44,000	132,000
David L. Blount	42	5/1/00 to 4/30/03	21,000	42,000	126,000
Ian J. Sole	39	5/1/00 to 4/30/03	19,500	39,000	117,000
William F. Brandt, Jr.	33	5/1/00 to 4/30/03	16,500	33,000	99,000

     Each of the units awarded under the Shareholder Value Plan permits its holder to receive a cash payment if the Company's total shareholder return for the three-year performance period beginning on May 1, 2000 and ending on April 30, 2003, when expressed as a percentage and compared with the total shareholder return for the S&P Home Furnishing and Appliance Index (the “Index”) for that period, falls within a ranking scale between the 50th percentile and the 90th percentile of the companies in the Index. Total shareholder return is defined as the increase in the average trading price of a share of common stock during the month in which ends the three-year performance period, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period, and expressed as an annualized rate of return for the performance period.

     The Compensation Committee has assigned a value of $500 for each award unit if the Company’s total shareholder return is at the 50th percentile ranking, a value of $3,000 if total shareholder return is at or greater than the 90th percentile ranking and intermediate values for rankings between the 50th and 90th percentiles. Therefore, if a participant has 50 award units and the Company's total shareholder return equals the 50th percentile of total shareholder return for the Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company's percentile ranking is 91, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company’s percentile ranking is less than 50, no incentive compensation will be paid to the participant.

     Before any payment may be made, the Compensation Committee must certify that the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes that certification. The maximum aggregate amount that a participant in the Shareholder Value Plan may be paid with respect to the award units listed in the table above is $750,000.

     Award unit payments will be made as soon as administratively practicable following the last day of the performance period. No payments will be made to a participant if the participant's employment terminates before the last day of the performance period for any reason other than death, disability, retirement or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, the participant will receive a prorated payment.

Pension Plan

     The Company maintains a non-contributory defined benefit pension plan. The plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on a percentage of a participant's average compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant's retirement that produce the highest average compensation, and the participant’s years of credited service. The plan is a continuation of a pension plan that was in effect for former employees of Boise Cascade Corporation. If an employee was a participant in the Boise Cascade plan, his or her benefit under the Company's plan cannot be less than the benefit he or she would have received under the Boise Cascade plan. The employee's benefit will be based upon his or her credited service under both the Boise Cascade plan and the Company's plan. If an employee has seven or more years of credited service under the Boise Cascade plan, part of his or her benefit will be provided by the Boise Cascade plan. The Company's plan will provide the rest of the total benefit.

     The following table illustrates the estimated annual benefits that would be paid on a straight life annuity basis to a participant in the plan who retired at the plan’s normal retirement date (age 65) for various levels of compensation and years of credited service.

	Years of Credited Service

Final Average Annual Compensation	10	20	30	40

$200,000	$25,000	$50,000	$75,000	$100,000
300,000	37,500	75,000	112,500	150,000
400,000	50,000	100,000	150,000	200,000
500,000	62,500	125,000	187,500	250,000
600,000	75,000	150,000	225,000	300,000
700,000	87,500	175,000	262,500	350,000
800,000	100,000	200,000	300,000	400,000
900,000	112,500	225,000	337,500	450,000

     As of April 30, 2001, the credited years of service for Messrs. Gosa, Brandt, Blount, Guichard and Sole were 9, 30, 24, 7, and 3, respectively. For determining benefits under the plan, covered compensation for each of these individuals is approximately equal to the sum of the amounts shown in the Summary Compensation Table under the headings “Salary”, “Bonus”, and “LTIP Payouts.”

     The Internal Revenue Code limits the total amount of compensation that can be taken into account in computing benefits under the plan, as well as the maximum amount of retirement benefits that may be paid under the plan. These limits are indexed each year, so that the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2001, the maximum annual compensation that may be taken into account is $170,000, and the maximum annual benefit that may be paid in the form of a single life annuity is $140,000.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for the establishment of policies and procedures governing executive compensation. The Committee is comprised entirely of non-employee directors.

     The Compensation Committee periodically performs a comprehensive review of executive compensation with the assistance of independent compensation consultants. This report summarizes the Committee’s executive compensation philosophy and policies for the Company’s last completed fiscal year.

Compensation Philosophy

     The Company’s executive compensation program is designed to assist in attracting, motivating, and retaining qualified senior management. The fundamental objective of the compensation program is to support the achievement of the Company’s business objectives and, thereby, the creation of long-term shareholder value. To this end, the Company’s philosophy is that executive compensation policies should be designed to achieve the following objectives:

  Align the interests of executive management with those of the Company’s shareholders by providing a significant portion of total compensation in common stock or other instruments which derive value in a manner consistent with the return to shareholders;
  Provide an incentive to executive management by linking a meaningful portion of compensation to the achievement of specific desired results; and

  Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of the Company by offering competitive total compensation.

     The Compensation Committee believes that total return to the shareholder should be a major determinant of long-term executive compensation. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

     The Compensation Committee believes that base salaries and target incentive compensation for executive management should approximate the averages found in publicly traded peer companies. The Committee further believes that a substantial portion of target compensation should be based on Company and individual performance. Actual incentive compensation, therefore, should include elements that result in significant variability based on Company and individual executive performance. Executive management should have an opportunity for superior compensation with superior results. While overall Company performance is emphasized in an effort to encourage and reward teamwork, individual compensation should include some elements which reflect individual responsibilities and contribution. At risk, performance-based compensation averaged approximately 44% of total annual cash compensation paid to the executive group during the fiscal year ended April 30, 2001.

     The Compensation Committee also believes executives should have a substantial equity ownership position to provide long-term incentives which closely link executive compensation to the Company’s long-term performance and return to shareholders. Such ownership may be accomplished through direct ownership of shares of common stock, awards of options to acquire common stock and other awards based on the performance of common stock.

Competitive Positioning

     The Compensation Committee regularly reviews executive compensation levels to ensure that the Company will be able to attract and retain the caliber of executives needed to effectively operate the Company and that the pay for executives is reasonable and appropriate relative to current market practice. In making these evaluations, the Compensation Committee annually reviews the results of surveys of executive salary and incentive levels among peer companies and other durable goods manufacturers of similar size. In addition, the Compensation Committee periodically undertakes an analysis of salaries, annual bonuses and long-term incentives with the assistance of independent compensation consulting firms.

Components of Executive Compensation

     The principal components of the Company’s executive compensation program include base salary, annual cash bonus, long-term incentives and benefits.

     Base Salary. Base salaries for all executives have been competitively established based on salaries paid for like positions in comparable companies. The companies used for comparison of base salaries are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns. These salaries are reviewed annually to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by an independent consultant, the Compensation Committee believes that executive management, as a group, is paid at the average market rate. As is the case with the Company’s overall compensation policies for salaried employees, adjustments to executive base salaries result from a demonstrated increase in skills or from market-driven changes in comparable positions.

     Annual Cash Bonus. The purpose of the Company’s annual incentive program is to provide a direct monetary incentive to executives in the form of an annual cash bonus which is tied to the achievement of measurable, predetermined performance objectives. The annual incentive bonus reflects overall Company financial performance. All executive officers are eligible for an annual bonus, with a maximum potential of 100% or 110% of base pay. Senior Vice Presidents of the Company were eligible for a maximum bonus equal to 100% of base pay during the

2001 fiscal year based on net income. The Chief Executive Officer and the Chairman were eligible for a maximum bonus equal to 110% of base pay during the 2001 fiscal year, based on net income. No annual incentives are paid below certain predetermined levels of minimal performance.

     Long-term Incentives. Long-term incentive compensation involves the use of two types of stock-based awards: stock options and shareholder value units. Both types of awards are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders and, in the case of stock options, to facilitate executives’ accumulation of sustained ownership of Company stock. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual’s level of responsibility and performance. The companies used for comparison of long-term incentives are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

     Stock options, as awarded under the 1996 and 1999 Stock Option Plans for employees, give executives the opportunity to purchase common stock for a term not to exceed ten years and at a price of no less than the fair market value of the common stock on the date of grant. Executives benefit from stock options only to the extent the stock price appreciates after the grant of the option. More information concerning option grants made to the named executive officers during the 2001 fiscal year may be found under the heading “Option Grants in Last Fiscal Year” contained in this proxy statement.

     Shareholder value units, as awarded under the Shareholder Value Plan for Employees, give executives the opportunity to receive incentive cash payments based on the comparative total return to the shareholders of the Company versus the total returns for a comparable index of peer companies such as the S&P Home Furnishing and Appliance Index or the Russell 2000 Index. Executives may be eligible for cash incentives if the Company provides a total return to shareholders above the 50th percentile of this group of companies over a three-year period. Additional information concerning Shareholder Value Unit awards may be found under the heading “Long-Term Incentive Plan – Awards in Last Fiscal Year” contained in this proxy statement.

     Benefits. Benefit programs for executives are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to senior executives are the same as those offered to all employees.

     The Company maintains a pension plan for all salaried employees, as described under the heading “Pension Plan”. The Company has also adopted a Pension Restoration Plan. The purpose of this Plan is to restore the level of benefit as defined in the Company’s Pension Plan that may be reduced due to limitations required by the Internal Revenue Service Code. The Plan is a non-qualified, non-contributory plan for a select group of highly compensated employees who are selected for participation in the Plan by the Compensation Committee. Each plan participant has an account under the Plan to which the Compensation Committee may, in its discretion, credit Company contributions. The amount credited to the accounts of those named executive officers who participated in the plan in 2001 are listed under the heading “Summary Compensation Table.” The obligation of the Company to make payments under this plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company’s insolvency until such benefits are distributed to the plan participants under the provisions of the Plan.

Compensation of the Chief Executive Officer

     The total compensation for the Chief Executive Officer in fiscal 2001 was established in accordance with the policies discussed above in this report. As reported in the Summary Compensation Table, Mr. Gosa’s base salary increased by 5.0% during the fiscal year based on Mr. Gosa’s performance in fulfilling his responsibilities as President and Chief Executive Officer and on the Committee’s assessment of comparable positions in similar companies. Mr. Gosa received an annual cash bonus according to the plan. Mr. Gosa’s stock option award and stock value unit grants were consistent with the Company’s compensation philosophy, and the target value for these incentives is comparable to like positions at similar companies, as determined by an independent compensation consultant. The companies used for these comparisons are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company's most direct competitors for chief executive officer talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

Compliance with Section 162(m) of the Internal Revenue Code

     The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the next four most highly compensated executive officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit. The Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to Mr. Gosa or any of the other named executive officers during the current fiscal year will exceed the limit. Furthermore, the 1996 and 1999 Stock Option Plans for Employees and the Shareholder Value Plan for Employees are generally designed to comply with the requirements of the performance-based compensation exception from the $1 million limit.

     The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions in future fiscal years.

Martha M. Dally, Chairperson
Albert L. Prillaman
C. Anthony Wainwright

PERFORMANCE GRAPH

     Set forth below is a graph comparing the five-year cumulative total shareholder return from investing $100 on May 1, 1996 in American Woodmark Corporation common stock, the S&P 500 Index, and the S&P Home Furnishings and Appliance Index:

CERTAIN TRANSACTIONS

     The Company leases its headquarters from Amwood Associates, a partnership including Mr. Brandt and Ms. Stout. The original lease commenced on March 18, 1986 and ended on March 17, 2001. The Company elected to renew this lease for a five-year term which expires in 2006. Current rental payments are $33,835 per month and are subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2001, the Company made aggregate payments under the lease in the amount of $398,000. The rent under the lease was established by an independent appraisal and is on terms that the Company believes are at least as favorable to the Company as those that could be obtained from unaffiliated third parties.

ITEM 2 - RATIFICATION OF SELECTION OF
INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent certified public accountants to audit the Financial Statements of the Company for fiscal year 2002 and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent public accountants.

     Representatives of Ernst & Young LLP will be present at the Company’s Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2002.

ITEM 3 - REAPPROVAL OF SHAREHOLDER VALUE PLAN FOR EMPLOYEES

Introduction

     The Shareholder Value Plan For Employees (the “Plan”) was approved by the Company’s shareholders on August 20, 1996, and an amendment to the Plan was approved by shareholders on August 24, 1999. The Plan provides for payment of incentive compensation to certain eligible employees if performance goals set by the Compensation Committee of the Board of Directors pursuant to the terms of the Plan are met.

     The Company is submitting the Plan to shareholders for reapproval so that the Company can continue to deduct amounts paid to eligible employees under the Plan for federal income tax purposes, without regard to a special deduction limit on compensation. Under Section 162(m) of the Internal Revenue Code and related regulations, publicly-traded companies are subject to a $1 million limit on the amount of compensation that they may deduct for compensation paid during a taxable year to their chief executive officer and to each of their next four most highly compensated officers. Performance-based compensation that meets certain requirements is not subject to the $1 million deduction limit.

     For compensation to be performance-based, and therefore exempt from the $1 million deduction limit under Section 162(m), it must be paid solely on account of the attainment of one or more pre-established performance goals. In addition, the material terms of such performance goals must be disclosed to and approved by a majority of the Company’s shareholders. If the committee that administers the performance goals has the discretion to change targets under the performance goals after shareholders have approved the performance goals, the material terms of the performance goals must be disclosed to and reapproved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

     As described below, the Compensation Committee has the authority to establish targets for the performance goal under the Plan. As a result, the Plan must be reapproved by shareholders this year in order for amounts payable under the Plan in future years to continue to be exempt from the $1 million deduction limit described above. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix A.

Description Of The Plan

     All management employees of the Company are eligible to participate in the Plan. The Compensation Committee designates which management employees will participate for a particular year. In prior years, the Compensation Committee has designated the chief executive officer, the next four most highly compensated officers of the Company, as well as approximately thirty other management employees of the Company, to participate in the Plan.

     Under the Plan, the Compensation Committee grants award units to the designated employees with respect to a three-year performance period. Generally, a new performance period begins each May 1. The dollar value, or range of dollar values, for an award unit, is based on a performance goal set by the Compensation Committee. The performance goal is a target percentage, or range of target percentages, expressed in terms of the Company’s total shareholder return compared to the total shareholder return of a comparison group of companies. Total shareholder return is defined as the increase in the average trading price of a company’s share of common stock during the month in which performance period ends over the average trading price of a share of the company’s common stock during the month preceding the first day of the performance period, plus the value of distributions and dividends, if any, paid on such share of stock during the performance period, and is expressed as a percentage annualized rate of return for the performance period. The comparison group is designated by the Compensation Committee at the beginning of the performance period and is fixed for the entire performance period. The comparison group will be the publicly-traded companies in one of the following indices: (i) the S&P Home Furnishings and Appliance Index, (ii) the Russell 2000 Index, or (iii) any other similar nationally recognized index which the Compensation Committee determines constitutes a comparable group of companies with the Company.

     Performance goals are expressed in terms of the percentile rank of the total shareholder return for the Company compared to the total shareholder return for the companies in the comparison group. The Compensation Committee has the discretion to establish the performance goal percentile target, or range of targets, for award units granted for a specified performance period. In addition, the Compensation Committee has the discretion to assign the award unit value for each performance goal percentile target, or range of targets, for each performance period.

     For example, for the three-year performance period beginning May 1, 2000 the range of values assigned to award units by the Compensation Committee is $500 per unit if the Company’s total shareholder return is at the 50th percentile compared to the comparison group (which is the threshold percentile rank), and $3,000 if the Company’s total shareholder return is at or above the 90th percentile compared to the comparison group (which is the maximum percentile rank). The Compensation Committee designated the Russell 2000 Index as the comparison group for that performance period. The Compensation Committee assigned intermediate award unit values for rankings between the 50th and 90th percentiles. Thus, if a participant has 50 award units and the Company’s total shareholder return equals the 50th percentile compared to the total shareholder return for the comparison group, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company’s ranking is in the 90th percentile or above, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company’s total shareholder return is below the 50th percentile, no incentive compensation will be paid.

     In the event of a change of control of the Company, any performance period which has not already ended will be deemed to have ended on the last day of the month immediately preceding the month in which the change of control occurs. The Compensation Committee (or its successor) is required, within 90 days after the change of control, to determine the amount of the awards payable to participants pursuant to the terms of the Plan and to pay those amounts to participants. In general, a change of control of the Company means the acquisition of 50% or more of the Company’s common stock or voting securities by a person or group,

  any tender or exchange offer, merger or other business combination, or sale of assets in which the Company is not the survivor, or a liquidation of the Company.

Payment of Awards

     Before any award may be paid, the Compensation Committee must certify that the performance goal has been achieved and any other requirements of the Plan have been satisfied. No payment will be made unless and until the Compensation Committee makes that certification. Even though the performance goals have been met, the total award payable to a participant for any performance period may not exceed $750,000.

     All awards are to be paid as soon as administratively practicable following the last day of the performance period to which the award relates (except as described above in the case of a change of control). A participant shall receive no award if the participant’s employment terminates before the last day of the performance period for any reason other than death, disability or retirement or the sale or other disposition of the business unit in which the participant is employed. If the participant’s employment terminates because of the occurrence of one of these events, a prorated award will be paid based on the number of full months during the performance period before the date of that event.

Award Information

     You may refer to the section of this Proxy Statement titled “Long-Term Incentive Plan – Awards in Last Fiscal Year” for a discussion of the awards granted to named executive officers of the Company under the Plan during the fiscal year ended April 30, 2001. The following grants were made to the following groups of people under the Plan during the fiscal year ended April 30, 2001.

	Number of Shareholder Value Plan (SVP) Units Awarded in Fiscal Year

		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock
				Price-Based Plans

Name			Threshold	Target	Maximum

Named Executive Officers	258	5/1/00 to 4/30/03	$129,000	$258,000	$774,000
All Other Participants	235	5/1/00 to 4/30/03	117,500	235,000	705,000

Administration

     The Plan is administered by the Compensation Committee of the Board of Directors, which must consist solely of two or more “outside directors,” as that term is defined for purposes of Internal Revenue Code Section 162(m). The Compensation Committee has the authority to establish performance goals and award unit values under the Plan, as described above.

Amendment and Termination

     The Board may amend or terminate the Plan at any time as it deems appropriate; provided that (a) no amendment or termination of the Plan after the end of a performance period may increase or decrease the awards for the performance period just ended, and (b) to the extent required to meet the requirements of the performance-based compensation exception of Internal Revenue Code Section 162(m), any amendment that makes a material change to the Plan must be approved by the shareholders of the Company. The Board is specifically authorized to amend the Plan as necessary or appropriate to comply with Internal Revenue Code Section 162(m).

Federal Income Tax Consequences

     A participant will not incur federal income tax until a cash payment is made pursuant to the Plan. The income recognized will be subject to income tax withholding by the Company. The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of the award recognizes ordinary compensation income in connection with that payment. The terms of the Plan and the manner in which it is administered are intended to comply with Internal Revenue Code Section 162(m) (as discussed above), that generally imposes a $1 million limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of its chief executive officer and its other four most highly paid officers, so that payments under the Plan will qualify for the exception for performance-based compensation. If for any reason the Plan or the administration thereof is determined not to meet the requirements of Internal Revenue Code Section 162(m), and regulations thereunder, for any performance period, the payments made with respect to unit awards for that year may not be deductible, in part or in whole, by the Company.

Vote Required

     Reapproval of the Plan requires the affirmative vote of the holders of a majority of the votes cast for or against the proposal at the annual meeting. Abstentions and Broker Shares that are not voted will not be considered cast either for or against this matter and, therefore, will have no effect on the outcome.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO REAPPROVE THE SHAREHOLDER VALUE PLAN FOR EMPLOYEES (ITEM NO. 3 ON YOUR PROXY CARD).

OTHER BUSINESS

     If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in such manner, as they deem proper.

     At this time, management does not know of any other business which will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2002 ANNUAL MEETING

     Any shareholder desiring to present a proposal to the shareholders at the 2002 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit that proposal to the Secretary of the Company so that it is received at the Company's principal executive offices on or before March 19, 2002. Proposals should be in compliance with applicable Securities and Exchange Commission regulations. If the Company does not receive notice at its principal offices on or before June 2, 2002 of a shareholder proposal for consideration at the 2002 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have the discretionary voting authority with respect to that proposal. With respect to shareholder proposals that are not included in the proxy statement for the 2002 Annual Meeting, the persons named in the proxy solicited by the Company's Board of Directors for the 2002 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Kent B. Guichard
Secretary
July 18, 2001

Appendix A

     AMERICAN WOODMARK CORPORATION
SHAREHOLDER VALUE PLAN FOR EMPLOYEES

1.	PURPOSE

On May 14, 1996, the Board of Directors of the Company adopted the Shareholder Value Plan For Employees (the “Plan”) to provide incentive-based cash benefits for eligible participants if the performance goals fixed by the Committee pursuant to the terms of the Plan are met. The Plan is subject to approval by Company shareholders and is intended to meet the requirements of section 162(m) of the Internal Revenue Code, and regulations thereunder, so that cash compensation received pursuant to the Plan will be incentive compensation excludable from the $1 million limitation on deductible compensation.

2.	DEFINITIONS
As used in the Plan, the following terms have the meanings indicated:

	(a)	“Award Table” means a table similar in type to Exhibit A with changes necessary to adapt the table to the performance criteria selected by the Committee for the Performance Period and to display other objective factors necessary to determine the amount, if any, of the award for the Performance Year.

	(b)	“Award Unit” means a measure of value fixed by the Committee with respect to each Performance Period whose value will be based upon the extent to which the Performance Goal set by the Committee for the Performance Period has been achieved.

	(c)	“Board” means the board of directors of the Company.

	(d)	“Change of Control” means:

(i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term unrelated person means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a person means an individual, entity or group, as that term is used for purposes of the Act.
(ii) Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.
(iii) A liquidation of the Company.

	(e)	“Code” means the Internal Revenue Code of 1986, as amended, and regulations thereunder.

	(f)	“Committee” means the committee appointed by the Board as described in Section 6.

(g)	“Company” means American Woodmark Corporation, a Virginia corporation.

(h)	“Company Stock” means the common stock of the Company.

(i)	“Comparison Group” means the publicly traded corporations that are included in the S&P Home Furnishings and Appliance Index of companies.

(j)	“Disability” means a condition that entitles the Participant to disability payments under the terms of the Company’s long term disability plan.

(k)	“Fair Market Value” means, on any given date, the average of the high and low price on such date as reported on the NASDAQ National Markets Transactions Tape. In the absence of any such sale, fair market value means the average of the closing bid and asked prices of a share of Common Stock on such date as reported by such source. In the absence of such average or if shares of Common Stock are no longer traded on NASDAQ, the fair market value shall be determined by the Committee using any reasonable method in good faith.

(l)	“Participant” means any person eligible to receive a cash award under the Plan.

(m)	“Performance Goal” means for the three-year Performance Period beginning May 1, 1996 the amount of Total Shareholder Return computed for a share of American Woodmark Corporation common stock specified by the Committee that when expressed as a percentage and compared with the Comparison Group falls within the ranking scale between the 50th percentile and including the 90th percentile for such Performance Period. For Performance Periods beginning after April 30, 1997, the term generally means Total Shareholder Return as described in the preceding sentence with such adjustments to percentages in the ranking scale as the Committee deems appropriate for the Performance Period.

	(n)	“Performance Period” means three consecutive Performance Years.

	(o)	“Performance Year” means the period which is also the Company’s fiscal year.

	(p)	“Plan” means the American Woodmark Corporation Shareholder Value Plan For Employees.

	(q)	“Retirement” or “Retires” means the termination of employment of a Participant on or after the Participant’s Early Retirement Date under the Company’s Pension Plan for reasons other than death.

	(r)	“Total Shareholder Return” means for each Performance Period (1) the increase in the average trading price of a share of common stock during the month in which ends the Performance Period (the ending price) ovedividends or other distributions with respect to a share of common stock during the Performance r the average trading price of a share of common stock during the month preceding the first day of the Performance Period (the beginning price), plus (2) the value of Period, expressed as an annualized rate of return for the Performance Period.

3.	PARTICIPATION

Management employees designated by the Committee shall be eligible to participate in the Plan. The Committee shall award to each Participant with respect to each Performance Period the number of Award Units which shall be a component in measuring the value of the Participant’s incentive payment.

4.	DETERMINATION OF AWARDS

	(a)	Before the beginning of each Performance Period, except as provided in (d) below, the Committee will complete and adopt an Award Table substantially in the form attached as Exhibit A. The Award Table will fix the Performance Period, the Performance Goal and all other relevant objective components for determining whether an incentive payment will be due and, if so, the amount of the incentive payment. Incentive payments are based on the value of each Award Unit for the Performance Period if and to the extent the Performance Goal is achieved. The Performance Goal shall be the attainment of a target percentage or range of target percentages of the Performance Goal for the Performance Period. The amount payable to a Participant for the Performance Period will be determined from the Award Table as the product of the number of Award Units assigned to the Participant multiplied by the value of each Award Unit as of the end of the Performance Period. The Committee may establish such threshold requirements for the payment of an award and limitations on the amount of the award as the Committee shall deem appropriate. Once fixed, the Performance Period, the Performance Goals and targets for a Performance Period may not be modified after the Performance Period begins.

	(b)	Before any award may be paid for a Performance Period, the Committee shall certify that the Performance Goals and any other requirements of the Plan have been satisfied for the Performance Period. No payments shall be made unless and until the Committee makes this certification. Once the payment has been made pursuant to the certification, such certification and payment shall not be subject to change because of the occurrence of subsequent events or discovery of facts not known or not reasonably foreseeable at the time the certification is made.

	(c)	Even though the Performance Goals have been met, no award to a Participant with respect to a Performance Period shall exceed $750,000.

	(d)	In the Performance Year in which the Plan is adopted, the Committee may take the action required under (a) at any time during the initial Performance Year.

5.	PAYMENT OF AWARDS

	(a)	If the Committee has made the certification required pursuant to Section 4(b), subject to Section 4(c), awards shall be paid as soon as administratively practicable following the last day of the Performance Period for which they are computed. All awards under the Plan are subject to federal, state and local income and payroll tax withholding when paid.

	(b)	A Participant shall not receive an award if the Participant’s employment with the Company and its subsidiaries terminates prior to the last day of the Performance Period for any reason other than death, Disability, Retirement, or sale or other disposition of the business unit in which the Participant was employed. A Participant who terminates employment for one of the reasons described in the preceding sentence shall be eligible to receive a prorata award, if an award is otherwise payable pursuant to Section 4, based on the ratio that the number of full months elapsed during the Performance Period to the date the event occurred bears to 36 or such greater number of months in the Performance Period. A Participant shall not forfeit an award if the Participant’s employment terminates after the end of the applicable Performance Period, but prior to the distribution of the award, if any, for such year.

	(c)	If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the personal representative of the Participant’s estate.

6.	ADMINISTRATION

(a) The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), which shall be comprised solely of two or more “outside directors”, as that term is defined for purposes of Code Section 162(m).

(b) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934, no member of the Committee shall be eligible to participate in the Plan.

(c) If any member of the Committee fails to qualify as an “outside director” or otherwise meet the requirements of this section, such person shall immediately cease to be a member of the Committee solely for purposes of the Plan and shall not take part in future Committee deliberations.

(d) The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

7.	RIGHTS

Participation in the Plan and the right to receive cash awards under the Plan shall not give a Participant any proprietary interest in the Company, any subsidiary or any of their assets. No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that may become payable under the Plan. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or any subsidiary or shall interfere with or restrict in any way the right of the Company and its subsidiaries to discharge a Participant at any time for any reason whatsoever, with or without cause.

8.	SUCCESSORS

The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest. In the event of a Change of Control, each Performance Period which has not ended prior to the date of the Change of Control shall be deemed to have ended on the last day of the month immediately preceding the month in which the Change of Control occurred. The Committee, or any successor thereto, shall determine the awards payable to Participants pursuant to Section 4 for such Performance Periods. Within no later than 90 days following the date of the Change of Control, the Committee (or its successor) shall determine whether the Performance Goals for such Performance Periods have been satisfied and shall pay the appropriate awards to Participants.

9.	AMENDMENT AND TERMINATION

The Board may amend or terminate the Plan at any time as it deems appropriate; provided that (i) no amendment or termination of the Plan after the end of a Performance Period may increase or decrease the awards for the Performance Period just ended, and (ii) to the extent required to meet the requirements of Code Section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the shareholders of the Company. The Board is specifically authorized to amend the Plan and take such other actions as necessary or appropriate to comply with Code Section 162(m) and regulations issued thereunder, and to comply with or avoid administration of the Plan in a manner that could cause a Participant to incur liability under Section 16(b) of the Securities Exchange Act of 1934 and regulations issued thereunder.

10.	INTERPRETATION

If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation, then that provision of the Plan shall be void and of no effect. The Plan shall be interpreted according to the laws of the Commonwealth of Virginia.

EXHIBIT A

AWARD TABLE

PERFORMANCE PERIOD BEGINNING 5/1/96 AND ENDING 4/30/99

BASIS FOR PERFORMANCE GOAL MEASUREMENT: TOTAL SHAREHOLDER RETURN

	PERCENTILE RANK S&P Home Furnishings and Appliance Index

		AWARD UNIT VALUE*

THRESHOLD	50	$ 500
	55	700

TARGET	60	1,000
	65	1,300
	70	1,600
	75	1,950
	80	2,300
	85	2,650

MAXIMUM	90+	3,000

* Award Unit Values for percentile rank performance between those listed in the tables will be interpolated.

AWARD DERIVATIONS

Before the beginning of each Performance Year, the Committee will complete and evidence in writing the following process relative to Plan administration for the Performance Year.

1.	Specify the Performance Period beginning and ending dates.

2.	Specify any additions or changes in participation and assign Award Units to Participants.

3.	Specify the comparison group for determining the Company’s percentile rank for the purpose of determining whether a cash award will be payable under the Plan for the Performance Year.

4.	Fix Award Unit values in relation to Performance Goal and target levels.

5.	Fix Threshold Performance Goal rank below which no award is payable.

6.	Fix percent of Target Award rank.

7.	Fix maximum Performance Goal rank which results in maximum permitted award.

FIRST AMENDMENT TO THE
AMERICAN WOODMARK CORPORATION
SHAREHOLDER VALUE PLAN FOR EMPLOYEES

          FIRST AMENDMENT, dated as of June 29, 1999, to the American Woodmark Corporation Shareholder Value Plan for Employees (the “Plan”) by American Woodmark Corporation (the “Employer”). The Employer maintains the Plan adopted on May 14, 1996. The Employer has the power to amend the Plan and now wishes to do so.

             NOW, THEREFORE, the Plan is amended as follows:

I.	Effective May 1, 1999, Section 2(i) shall be amended as follows:

(i) “Comparison Group” means, as designated by the Committee in its sole discretion, the publicly traded corporations that are included in: (i) the S&P Home Furnishings and Appliance Index of companies, (ii) the Russell 2000 Index®, or (iii) any other similar nationally recognized index which the Committee determines constitutes a comparable group of companies with the Company. “Comparison Group” means, as designated by the Committee in its sole discretion, the publicly traded corporations that are included in: (i) the S&P Home Furnishings and Appliance Index of companies, (ii) the Russell 2000 Index®, or (iii) any other similar nationally recognized index which the Committee determines constitutes a comparable group of companies with the Company.

II.	In all respects not amended, the Plan is hereby ratified and confirmed.

       .

[LOGO OF AMERICAN WOODMARK]

AMERICAN WOODMARK CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 30, 2001

The undersigned hereby appoints Martha M. Dally and Daniel T. Carroll (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on July 2, 2001, at the annual meeting of shareholders to be held on August 30, 2001, and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

(Continued and to be signed on the other side)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
AMERICAN WOODMARK CORPORATION

August 30, 2001

Please Detach and Mail in the Envelope Provided

A [X] Please mark your votes as indicated in this example

1.   To elect nine directors to serve for the ensuing year.

FOR all nominees	WITHHOLD	NOMINEES:	William F. Brandt, Jr.
listed to the	AUTHORITY		Daniel T. Carroll
right (except as	to vote for		Martha M. Dally
indicated hereon)	all nominees		James J. Gosa
_____	listed to the		Fred S. Grunewald
	right		Kent B. Guichard
	____		Kent J. Hussey
Albert L. Prillaman
C. Anthony Wainwright

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

_______________________________________

2.   PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent certified public accountants of the Company.
____ FOR	____ AGAINST	____ ABSTAIN

3.   To consider and vote upon a proposal to reapprove the Shareholder Value Plan for Employees.

____ FOR	____ AGAINST	____ ABSTAIN

4.   In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please date, sign and return this Proxy in the enclosed envelope.

_____________________ ____________________________ Date ____________, 2001
SIGNATURE                    SIGNATURE

Note:	Please sign exactly as name appears above. Executors, trustees, etc., should so indicate when signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.